Exhibit 99.1

PRESS RELEASE

Cool Holdings, Inc. Announces

Completion of $11.4 Million Debt Exchange

MIAMI, August 16, 2018 – Cool Holdings, Inc. (NASDAQ: AWSM) today announced that it has completed an exchange of $11.4 million of outstanding debt and related accrued interest into approximately 3,110,000 units at a price of $3.68 per unit.  Each unit was comprised of (i) one share of common stock or 0% Series A Preferred stock of the Company and (ii) a warrant to purchase one share of common stock of the Company with an exercise price of $3.56 per share. The warrants are exercisable beginning six months after issuance and expire three years from the date of issuance.  Each share of preferred stock is convertible into common stock on a one-for-one basis.  The exchange of units for outstanding debt and related accrued interest was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act., and all of the securities issued in the transaction are “restricted securities.,” as defined in Rule 144(a)(3), promulgated under the Act.  Following the transaction, the Company now has 7,202,284 common shares outstanding.

Commenting on the exchange, Mauricio Diaz, Chief Executive Officer of Cool Holdings stated: “We are pleased to complete this transaction that significantly enhances our capital structure, eliminates future debt service requirements and significantly improves our balance sheet.  We are now moving forward with our plans to grow our chain of OneClick retail stores into new geographic regions and raise additional working capital to fuel sales growth.”

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company focused on premium retail brands.  It is currently comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple® Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs; Cooltech Distribution, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands; and verykool®,  a brand of wireless handsets, tablets and related products the Company sells to carriers, distributors and retailers in Latin America. Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, including those related to expansion of our stores in various geographic regions, optimization of inventory levels, increases in sales and profitability, deleveraging our balance sheet, acquisitions, and continuation of our license agreements with Apple®, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, such as Apple®. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which can be reviewed at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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Contact:

Vernon A. LoForti
vern.loforti@infosonics.com
858-373-1675

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